Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Solid Results in the First Quarter

•                  Consolidated net sales of $905.4 million, up 4.7%

•                  Growth in same store sales of 2.8%

•                  Gross margin expansion of 30 bps to reach 49.1%

•                  Operating margin expansion of 40 bps to reach 13.5%

•                  1Q13 net earnings of $59.0 million with earnings per share of $0.32

•                  Adjusted EBITDA of $147.7 million, growth of 7.9%

•                  Repurchased approximately $141 million of stock from October 1, 2012 through January 31, 2013

DENTON, Texas, February 7, 2013 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced solid financial results for the fiscal 2013 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Fiscal year 2013 is off to a good start with solid performance in the first quarter from each of our business segments” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “We performed very well during the quarter given our challenging year-over-year comparisons.   Consolidated sales in the fiscal 2013 first quarter grew 4.7% versus 9.0% in the prior year first quarter.  Gross profit margin expanded 30 basis points and we achieved 10 basis points of SG&A leverage.  Since October 1st, we’ve repurchased approximately $141 million, or 47%, of our existing $300 million stock repurchase authorization.

FISCAL 2013 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2013 first quarter, consolidated net sales were $905.4 million, an increase of 4.7% from the fiscal 2012 first quarter.  Fiscal 2013 first quarter sales increase is attributed to same store sales growth and the addition of new stores.  The impact from changes in foreign currency exchange rates in the fiscal 2013 first quarter was not material.  Consolidated same store sales growth in the fiscal 2013 first quarter was 2.8%.

Gross Profit:  Consolidated gross profit for the fiscal 2013 first quarter was $444.4 million, an increase of 5.3% over gross profit of $421.9 million for the fiscal 2012 first quarter.  Gross profit as a percentage of sales was 49.1%, a 30 basis point improvement from the fiscal 2012 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2013 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $305.7 million, or 33.8% of sales, a 10 basis point improvement from the fiscal 2012 first quarter metric of 33.9% of sales and total SG&A expenses of $293.0 million.  Fiscal 2013 first quarter SG&A expenses increased $12.7 million primarily due to expenses associated with the opening of new stores such as rent, occupancy and payroll expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2013 first quarter was $26.7 million, down $37.2 million from the fiscal 2012 first quarter of $64.0 million.  Interest expense in the fiscal 2012 first quarter included $39.9 million of expense items, pre-tax, associated with the refinancing of the Company’s senior notes and senior subordinated notes in the fiscal 2012 first quarter.  These interest expense items have been excluded from the Company’s fiscal 2012 first quarter adjusted net earnings.  See schedule C for a detailed reconciliation of adjusted net earnings.

Provision for Income Taxes:  Income taxes were $36.2 million for the fiscal 2013 first quarter versus $19.2 million in the fiscal 2012 first quarter.  The Company’s effective tax rate in the fiscal 2013 first quarter was 38.0% versus 38.9% in the fiscal 2012 first quarter.

The fiscal 2012 first quarter tax included a provision associated with interest expense adjustments of  $14.4 million and has been excluded from the adjusted net earnings calculation.  See schedule C for a detailed reconciliation of 2012 adjusted net earnings.

In fiscal year 2013, the Company’s effective tax rate is expected to be in the range of 36.5% to 37.5%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2013 first quarter, net earnings were $59.0 million, a 95.7% increase over fiscal 2012 first quarter GAAP net earnings of $30.1 million and a 5.9% increase over fiscal 2012 first quarter adjusted net earnings of $55.7 million. Net earnings for the fiscal 2013 first quarter include a $1.2 million, pre tax, credit related to a partial reversal of an accrual for the settlement of litigation.

In the fiscal 2013 first quarter, diluted earnings per share were $0.32, a 100% increase over fiscal 2012 first quarter GAAP diluted earnings per share of $0.16 and a 10.3% increase, when compared to fiscal 2012 first quarter adjusted diluted earnings per share of $0.29.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2013 first quarter was $147.7 million, an increase of 7.9% from $136.9 million for the fiscal 2012 first quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2012, were $148.0 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2013 first quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.61 billion as of December 31, 2012.

For the fiscal 2013 first quarter, the Company’s capital expenditures totaled $23.0 million.  Capital expenditures for the fiscal year 2013 are projected to be in the previously stated range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $49.1 million to $637.4 million at December 31, 2012 compared to $686.5 million at September 30, 2012. The ratio of current assets to current liabilities was 2.51 to 1.00 at December 31, 2012 compared to 2.44 to 1.00 at September 30, 2012.

Inventory as of December 31, 2012 was $752.4 million, an increase of $68.1 million or growth of 9.9% from December 31, 2011 inventory.  This increase is primarily due to sales growth from existing stores and additional inventory from new store openings, holiday promotions and the U.K. warehouse initiative.

During the period of October 1, 2012 through January 31, 2013, the Company repurchased (and subsequently retired) 5.8 million shares of its common stock under its existing Share Repurchase Program at an aggregate cost of $140.6 million.

Business Segment Results:

Sally Beauty Supply

Fiscal 2013 First Quarter Results for Sally Beauty Supply

•                  Sales of $558.8 million, up 4.2% from $536.4 million in the fiscal 2012 first quarter.  Sales growth was from net new store openings and same store sales.

•                  Same store sales growth of 1.6% versus 8.0% in the fiscal 2012 first quarter.

•                  Gross margin of 54.4%, a 50 basis point improvement from 53.9% in the fiscal 2012 first quarter.

•                  Segment earnings of $106.1 million, up 5.0% from $101.1 million in the fiscal 2012 first quarter.

•                  Segment operating margins increased 20 basis points to 19.0% of sales from 18.8% in the fiscal 2012 first quarter.

•                  Net store base increased by 127 over the fiscal 2012 first quarter for total store count of 3,332.

Sales growth in the fiscal 2013 first quarter was driven by new store openings and same store sales.   Gross profit margin expansion of 50 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in gross profit margin.

Beauty Systems Group

Fiscal 2013 First Quarter Results for Beauty Systems Group

•                  Sales of $346.6 million, up 5.5% from $328.5 million in the fiscal 2012 first quarter.

•                  Same store sales growth of 5.6% versus 5.0% in the fiscal 2012 first quarter.

•                  Gross margin of 40.4%, flat when compared to the fiscal 2012 first quarter.

•                  Segment earnings of $48.8 million, up 12.5% from $43.3 million in the fiscal 2012 first quarter.

•                  Segment operating margins increased by 90 basis points to 14.1% of sales from 13.2% in the fiscal 2012 first quarter.

•                  Net store count was 1,193, an increase of 35 stores over the fiscal 2012 first quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2013 first quarter were 1,035 versus 1,125 at the end of the fiscal 2012 first quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, net new store openings and the franchise business.  Segment operating earnings and margin growth is primarily due to sales growth and improvement in SG&A leverage.

(1)A detailed table reconciling 2013 and 2012 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8976 (International:  612-332-0725).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) February 7, 2013 through February 14, 2013 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 280171.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.5 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our Internet-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of in the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2012, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2012	2011	% CHG

Net sales	$905,441	$864,815	4.7%
Cost of products sold and distribution expenses	461,073	442,958	4.1%
Gross profit	444,368	421,857	5.3%
Selling, general and administrative expenses (1)	305,689	293,014	4.3%
Depreciation and amortization	16,808	15,553	8.1%

Operating earnings	121,871	113,290	7.6%
Interest expense (2)	26,725	63,961	-58.2%
Earnings before provision for income taxes	95,146	49,329	92.9%
Provision for income taxes	36,163	19,195	88.4%
Net earnings	$58,983	$30,134	95.7%

Earnings per share:
Basic	$0.33	$0.16	106.3%
Diluted	$0.32	$0.16	100.0%

Weighted average shares:
Basic	178,346	184,689
Diluted	183,386	190,208

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.4%	53.9%	50
BSG Segment Gross Profit Margin	40.4%	40.4%	0
Consolidated Gross Profit Margin	49.1%	48.8%	30
Selling, general and administrative expenses	33.8%	33.9%	(10)
Consolidated Operating Profit Margin	13.5%	13.1%	40
Net Earnings Margin	6.5%	3.5%	300

Effective Tax Rate	38.0%	38.9%	(90)

(1)         Selling, general and administrative expenses include share-based compensation of $9.1 million and $8.0 million for the three months ended December 31, 2012 and 2011, respectively.

(2)         For the three months ended December 31, 2011, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s senior notes due 2019 issued in November 2011.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2012	2011	% CHG
Net sales:
Sally Beauty Supply	$558,816	$536,358	4.2%
Beauty Systems Group	346,625	328,457	5.5%
Total net sales	$905,441	$864,815	4.7%

Operating earnings:
Sally Beauty Supply	$106,087	$101,067	5.0%
Beauty Systems Group	48,753	43,326	12.5%
Segment operating earnings	$154,840	$144,393	7.2%

Unallocated corporate expenses (1)	(23,918)	(23,072)	3.7%
Share-based compensation	(9,051)	(8,031)	12.7%
Interest expense (2)	(26,725)	(63,961)	-58.2%
Earnings before provision for income taxes	$95,146	$49,329	92.9%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.0%	18.8%	20
Beauty Systems Group	14.1%	13.2%	90
Consolidated operating profit margin	13.5%	13.1%	40

(1)  Unallocated expenses consist of corporate and shared costs.

(2)  For the three months ended December 31, 2011, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s senior notes due 2019 issued in November 2011.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2012	2011	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$58,983	$30,134	95.7%
Add:
Depreciation and amortization	16,808	15,553	8.1%
Share-based compensation (1)	9,051	8,031	12.7%
Interest expense (2)(3)	26,725	63,961	-58.2%
Provision for income taxes	36,163	19,195	88.4%
Adjusted EBITDA (Non-GAAP)	$147,730	$136,874	7.9%

Net earnings (per GAAP)	$58,983	$30,134
Add (Less):
Loss on extinguishment of debt (2)	—	34,558
Interest expense on redeemed debt (3)	—	5,149
Amortization of deferred financing costs	—	229
Tax provision for the adjustments to net earnings (4)	—	(14,377)
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$58,983	$55,693	5.9%

Adjusted earnings per share (Non-GAAP):
Basic	$0.33	$0.30	10.0%
Diluted	$0.32	$0.29	10.3%

Weighted average shares:
Basic	178,346	184,689
Diluted	183,386	190,208

(1)  Share-based compensation for the three months ended December 31, 2012 and 2011 includes $5.9 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)  For the three months ended December 31, 2011, interest expense includes $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016, with the proceeds of the Company’s senior notes due 2019 issued on November 8, 2011. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the redeemed notes.

(3)  For the three months ended December 31, 2011, interest expense includes interest on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption of $5.1 million, as well as interest on the Company’s new senior notes. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)  The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2012	2011	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,306	3,180	126
Franchise stores	26	25	1
Total Sally Beauty Supply	3,332	3,205	127
Beauty Systems Group:
Company-operated stores	1,034	1,002	32
Franchise stores	159	156	3
Total Beauty System Group	1,193	1,158	35
Total	4,525	4,363	162

BSG distributor sales consultants (end of period) (1)	1,035	1,125	(90)

	2012	2011	Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	1.6%	8.0%	(640)
Beauty Systems Group	5.6%	5.0%	60
Consolidated	2.8%	7.1%	(430)

(1)  Includes 352 and 409 distributor sales consultants as reported by our franchisees at December 31, 2012 and 2011, respectively.

(2)  Same stores are defined as company-operated stores that have been open for 14 months or longer as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2012	September 30, 2012
Financial condition information (at period end):
Working capital	$637,411	$686,519
Cash and cash equivalents	147,997	240,220
Property and equipment, net	212,787	202,661
Total assets	1,969,931	2,065,800
Total debt, including capital leases	1,616,709	1,617,230
Total stockholders’ (deficit) equity	$(157,192)	$(115,085)

	As of
	December 31, 2012	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$—	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	859,077	5.750%
Other (2)	2,163	4.05% to 5.79%
Total debt	$1,611,240

Debt maturities, excluding capital leases
Twelve months ending December 31,
2013	$1,177
2014	929
2015	57
2016-2019
Thereafter (1)	1,609,077
Total debt	$1,611,240

(1)  Amount, at December 31, 2012, includes unamortized premium of $9.1 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)  Represents pre-acquisition debt of businesses acquired.